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                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF PREFERRED PAYMENT SYSTEMS, INC.

1.   Preferred Payment Systems, L.L.C.
     (a limited liability company organized under the laws of the State of Delaware, of which Preferred Payment Systems, Inc. is the sole Member)